Exhibit 4.4(A)

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amended and Restated Investor Rights Agreement (the “Agreement”) is made as of October 7, 2008, by and among OncoMed Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the stockholders listed on Exhibit A hereto (individually an “Investor” and collectively the “Investors”).

RECITALS

A. The Company and certain of the Investors (the “Existing Investors”) are parties to that certain Amended and Restated Investor Rights Agreement, dated December 7, 2007 (the “Prior Agreement”).

B. The Company and certain of the Investors have entered into a Series B-1 Preferred and Series B-3 Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company wants to sell to certain of the Investors, and certain of the Investors want to purchase from the Company, shares of the Company’s Series B-1 Preferred Stock, and pursuant to which the Company wants to sell to SmithKline Beecham Corporation d/b/a GlaxoSmithKline, a Pennsylvania corporation (“GSK”), and GSK wants to purchase from the Company, shares of the Company’s Series B-3 Preferred Stock.

C. The Company and the Existing Investors desire to induce the Investors to purchase shares of Series B-1 Preferred Stock and to induce GSK to purchase shares of Series B-3 Preferred Stock pursuant to the Purchase Agreement by agreeing to amend and restate the Prior Agreement in its entirety and provide the Investors with certain rights to register shares of the Company’s Common Stock issuable upon conversion of the Preferred Stock held by such Investors, certain rights to receive information pertaining to the Company, and a right of first offer with respect to certain issuances by the Company of its securities.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	Restrictions on Transferability; Registration Rights

1.1 Certain Definitions. As used in this Agreement, the following terms have the following respective meanings:

“Board” or “Board of Directors” means the board of directors of the Company.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock of the Company or any other Common Stock of the Company into which such Class A Common Stock or Class B Common Stock converts.

“Convertible Securities” means any bonds, debentures, notes or other evidences of indebtedness, options, warrants, shares (including, but not limited to, shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock of the Company) or any other securities convertible into, exercisable for, or exchangeable for Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Form S-3 Initiating Holders” means any Holder or Holders who in the aggregate hold not less than twenty percent (20%) of the Registrable Securities then outstanding and who propose to register securities, the aggregate offering price of which, net of underwriting discounts and commissions, exceeds $1,000,000.

“Holder” means (i) any Investor holding Registrable Securities and (ii) any person holding Registrable Securities to whom the rights under this Agreement have been duly and validly transferred in accordance with Section 1.11 hereof. For purposes of Section 1.4 and Section 1.5 and, solely to the extent necessary to provide registration rights under such Sections 1.4 and 1.5 and to cause Silicon Valley Bank (“Lender”) to be entitled to the rights and subject to the obligations under Sections 1.4 through 1.10, 1.12 and 1.14 of the Agreement, the term “Holder” shall include Lender.

“Initiating Holders” means any Holder or Holders who in the aggregate hold not less than thirty-five percent (35%) of the Registrable Securities then outstanding and who propose to register securities the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to issuance) exceed $15,000,000.

“IPO” means the first public offering of the Common Stock of the Company to the general public that is effected pursuant to a registration statement filed with, and declared effective by, the Commission under the Securities Act.

“New Securities” means any shares of capital stock of the Company, including Common Stock and Preferred Stock, whether authorized or not, and rights, options, or warrants to purchase said shares of capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided, however, that the term “New Securities” does not include:

(A) The issuance of any Common Stock or Convertible Securities (and the Common Stock issued upon exercise or conversion thereof) as a dividend on the Company’s capital stock.

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(B) The issuance of shares of, or options to purchase shares of, Common Stock (and the Common Stock issued upon exercise of such options) to employees, consultants or directors pursuant to stock purchase or stock option plans or any other arrangement approved by the Board of Directors, including a majority of the Preferred Directors, as defined in the Company’s Amended and Restated Certificate of Incorporation (“Restated Certificate”). Such shares of Common Stock issued pursuant to this subsection shall be adjusted for any subdivisions and combinations and shall include shares repurchased by the Company and any cancellation or expiration of options to purchase these shares.

(C) The issuance of shares of Common Stock or Convertible Securities (and the Common Stock issued upon conversion and/or exercise thereof) to lenders, financial institutions or equipment lessors in connection with equipment financing arrangements approved by the Board of Directors.

(D) The issuance of Common Stock or Convertible Securities pursuant to the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or shares, or other reorganization whereby the Company or its stockholders own not less than a majority of the voting power of the surviving or successor entity, or the acquisition of technology or other intellectual property by outright purchase or exclusive license, in each case as approved by the Board of Directors.

(E) The issuance of shares of Common Stock issued upon conversion of shares of Preferred Stock in accordance with the Restated Certificate.

(F) The issuance of shares of Series B Preferred Stock and Series B-1 Preferred Stock pursuant to the terms of the Series B Purchase Agreement, as may be amended from time to time by its terms (and the Common Stock issued upon conversion thereof).

(G) The issuance of shares of Series B-1 Preferred Stock and shares of Series B-3 Preferred Stock pursuant to the terms of the Purchase Agreement, as may be amended from time to time by its terms (and the Common Stock issued upon conversion thereof).

(H) The issuance of shares of Common Stock issued in a registered public offering under the Securities Act.

(I) All shares of Common Stock and Convertible Securities outstanding as of the date of this Agreement.

“Other Shares” means shares of Common Stock, other than Registrable Securities (as defined below) (including shares of Common Stock issuable upon conversion of shares of any currently unissued series of Preferred Stock of the Company) with respect to which registration rights have been granted.

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“Other Stockholders” means persons other than Holders who, by virtue of agreements with the Company, are entitled to include their Other Shares in certain registrations hereunder.

“Preferred Stock” means, collectively, the Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock of the Company or any other Common Stock of the Company into which such Series A Preferred Stock, Series B Preferred Stock, or Series B-1 Preferred Stock, Series B-2 Preferred Stock or Series B-3 Preferred Stock converts.

“Pro Rata Portion” means the ratio that (x) the sum of the number of shares of the Company’s Common Stock held by a Investor immediately prior to the issuance of New Securities, assuming full conversion of the Shares then held by such Investor into the Company’s Common Stock, bears to (y) the sum of the total number of shares of the Company’s Common Stock then outstanding, assuming full conversion into the Company’s Common Stock of all Shares then outstanding.

The terms “register”, “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 1.3, 1.4 and 1.5 hereof, including, without limitation, all registration, qualification, listing and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company fees and disbursements for one counsel for the Investors, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company), but shall not include Selling Expenses or fees and disbursements of counsel for the Holders.

“Registrable Securities” shall mean (i) shares of Common Stock issued or issuable pursuant to the conversion of the Shares and (ii) any Common Stock of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in clause (i) above; provided, however, that shares of Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, (C) transferred in a transaction pursuant to which the registration rights are not also assigned in accordance with Section 1.11 hereof, or (D) with respect to each Holder, all such shares held by such Holder become eligible for sale under Rule 144 of the Securities Act (or any similar or successor rule) during any one 90-day period. For purposes of Section 1.4 and Section 1.5 and, solely to the extent necessary to provide registration rights under Sections 1.4 and 1.5 and to cause Lender to be entitled to the rights and subject to the obligations under Sections 1.4 through 1.10, 1.12 and 1.14 of the Agreement, the term “Registrable Securities” shall include

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shares of Common Stock issued or issuable pursuant to the shares of Series A Preferred Stock issued or issuable pursuant to the exercise of the Warrant to Purchase Shares of Stock issued on or about October 14, 2004 to Lender (the “Warrant”).

“Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 1.2 hereof.

“Rule 144” means Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Rule 145” means Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

“Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by the Holders.

“Shares” means, collectively, the Company’s Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock.

1.2	Restrictions.

(a) Subject to Section 1.11, each Holder agrees not to make any disposition of all or any portion of Shares or Registrable Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 1.2 and Section 1.13, provided and to the extent such Sections are then applicable, and (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or (ii) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act. Notwithstanding the foregoing, no such registration statement or opinion of counsel shall be necessary for a transfer to an affiliate of a Holder or by a Holder which is (A) a partnership to its partners or former or retired partners in accordance with partnership interests, (B) a limited liability company to its members or former members in accordance with their interest in the limited liability company, or (C) to the Holder’s family member or trust for the benefit of an individual Holder, provided in the case of a transfer to an affiliate and all cases enumerated in clauses (A) – (C) that the transferee is subject to the terms of this Section 1.2 and Section 1.13 as if such transferee were an original Holder hereunder. Each

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Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 1.2.

(b) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially in the following forms (in addition to any legend required under applicable state securities laws, the Company’s charter documents or any other agreement between the Company and the Holder thereof):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, TRANSFERRED, OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(c) The Company shall promptly reissue unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be disposed of without registration, qualification or legend.

1.3	Requested Registration.

(a) Request for Registration. If the Company shall receive from Initiating Holders a written request that the Company effect any registration, qualification or compliance, the Company will:

(i) promptly deliver written notice of the proposed registration, qualification, or compliance to all other Holders; and

(ii) as soon as practicable, use its best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a

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written request delivered to the Company within twenty (20) days after delivery of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification, or compliance pursuant to this Section 1.3:

(A) Prior to the earlier of: (i) five (5) years following the date of this Agreement, and (ii) six (6) months following the effective date of the IPO;

(B) After the Company has effected two (2) such registrations pursuant to this Section 1.3, such registrations have been declared or ordered effective and the securities offered pursuant to such registrations have been sold;

(C) During the period starting with the date sixty (60) days prior to the Company’s estimated date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration initiated by the Company; provided that the Company is actively employing in good faith reasonable efforts to cause such registration statement to become effective and that the Company’s estimate of the date of filing such registration statement is made in good faith in a certificate signed by the President of the Company;

(D) In any particular jurisdiction in which the Company would be required to qualify to do business or execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act; or

(E) If in the good faith judgment of the Board, such registration would be seriously detrimental to the Company and the Board concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and the Company thereafter delivers to the Initiating Holders a certificate, signed by the President or Chief Executive Officer of the Company, stating that in the good faith judgment of the Board it would be detrimental to the Company or its stockholders for a registration statement to be filed in the near future, then the Company’s obligation to use its best efforts to register, qualify or comply under this Section 1.3 shall be deferred for a period not to exceed ninety (90) days from the delivery of the written request from the Initiating Holders;

(F) If the Initiating Holders do not request that such offering be firmly underwritten by underwriters selected by the Initiating Holders (subject to the consent of the Company, which consent will not be unreasonably withheld); or

(G) If the Initiating Holders propose to dispose of shares of Registrable Securities which may be immediately registered on Form S-3 pursuant to a request made under Section 1.4 hereof.

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Subject to the foregoing clauses (A) through (G), the Company shall file a registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. The registration statement filed pursuant to the request of the Initiating Holders may, subject to the provisions of Sections 1.3(c) and Section 1.2 hereof, include other securities of the Company with respect to which registration rights have been granted, and may include securities being sold for the account of the Company.

(b) Underwriting. The right of any Holder to registration pursuant to this Section 1.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. A Holder may elect to include in such underwriting all or a part of the Registrable Securities held by such Holder.

(c) Procedures. If the Company shall request inclusion in any registration pursuant to this Section 1.3 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to this Section 1.3, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and may condition such offer on their acceptance of the applicable provisions of this Section 1. The Company shall (together with all Holders or other persons proposing to distribute their securities through such underwriting) enter into and perform its obligations under an underwriting agreement in customary form with the managing underwriter selected for such underwriting by a majority in interest of the Initiating Holders (which managing underwriter shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 1.3, if the managing underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, the number of shares to be included in the underwriting or registration shall be allocated as set forth in Section 1.12. If any person who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person shall be excluded therefrom by written notice delivered by the Company or the managing underwriter. Any Registrable Securities and/or other securities so excluded or withdrawn shall also be withdrawn from registration.

1.4	Registration on Form S-3.

(a) Qualification on Form S-3. After the IPO, the Company shall use best efforts to qualify for registration on Form S-3 or any comparable or successor form. To that end the Company shall register (whether or not required by law to do so) its Common Stock under the Exchange Act in accordance with the provisions of the Exchange Act following the effective date of the first registration of any securities of the Company on Form S-1 or any comparable or successor form or forms.

(b) Request for Registration on Form S-3. After the Company has qualified for the use of Form S-3, if the Company shall receive from Form S-3 Initiating Holders a written request that the Company effect a registration on Form S-3 the Company will:

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(i) promptly deliver written notice of the proposed registration to all other Holders; and

(ii) as soon as practicable, use best efforts to effect such registration, qualification or compliance (including, without limitation, the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws, and appropriate compliance with applicable regulations issued under the Securities Act and any other governmental requirements or regulations) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request delivered to the Company within twenty (20) days after delivery of such written notice from the Company; provided, however, that the Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 1.4:

(A) If the Company has effected two (2) registrations on Form S-3 pursuant to this Section 1.4 during the preceding twelve-month period;

(B) The condition in Section 1.3(a)(ii)(C) has been met;

(C) The condition in Section 1.3(a)(ii)(D) has been met;

(D) The condition in Section 1.3(a)(ii)(E) has been met; or

(E) If Form S-3 is not available for such offering by the Holders.

(c) Underwriting; Procedure. If a registration requested under this Section 1.4 is for an underwritten offering, the provisions of Sections 1.3(b) and 1.3(c) shall apply to such registration.

(d) S-3’s not Demands. Registrations effected pursuant to this Section 1.4 shall not be counted as demands for registration or registrations effected pursuant to Section 1.3.

1.5	Company Registration.

(a) Notice of Registration. If the Company shall determine to register any of its securities, either for its own account or the account of a security holder or holders other than (A) a registration pursuant to Sections 1.3 or 1.4 hereof, (B) a registration relating solely to employee benefit plans, (C) a registration relating solely to a Rule 145 transaction or (D) a registration on any registration form that does not permit secondary sales, the Company will:

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(i) deliver to each Holder written notice thereof within thirty (30) days after such determination; and

(ii) use best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 1.5(b) below, and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any Holder and delivered to the Company within ten days after the written notice is delivered by the Company. Such written request may include all or a portion of a Holder’s Registrable Securities.

(b) Underwriting; Procedures. If the registration of which the Company gives notice pursuant to Section 1.5(a)(i) is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of such notice. In such event, the right of any Holder to registration pursuant to this Section 1.5 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and the other holders distributing their securities through such underwriting) enter into and perform their obligations under an underwriting agreement in customary form with the managing underwriter selected for such underwriting by the Company. Notwithstanding any other provision of this Section 1.5, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may exclude all Registrable Securities from, or limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated as set forth in Section 1.12. If any person who has requested inclusion in such registration as provided above disapproves of the terms of the underwriting, such person shall be excluded therefrom by written notice delivered by the Company or the managing underwriter. Any Registrable Securities and/or other securities so excluded or withdrawn shall also be withdrawn from registration.

(c) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.5 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

1.6 Registration Procedures. In the case of each registration, qualification, or compliance effected by the Company pursuant to this Section 1, the Company will keep each Holder advised in writing as to the initiation of each registration, qualification, and compliance and as to the completion thereof and, at its expense, the Company will use reasonable best efforts to:

(a) Prepare and file with the Commission a registration statement with respect to such securities and use best efforts to cause such registration statement to become and remain effective for up to ninety (90) days or, if earlier, until the distribution described in the registration statement has been completed; provided, however, that (i) such 90-day period shall

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be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of common stock or other securities of the Company, and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 90-day period shall be extended, if necessary, to up to 180 days provided that if Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis, and provided further that if applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the Securities Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (A) and (B) above shall be contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement;

(b) Furnish to the Holders participating in such registration and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus, and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

(c) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statements as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement;

(d) Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing, and at the request of any such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchaser of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in the light of the circumstances then existing;

(e) Use best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(f) Cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

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(g) Provide a transfer agent and registrar for all Registrable Securities and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration; and

(h) Use best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter, dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities (to the extent the then-applicable standards of professional conduct permit said letter to be addressed to the Holders).

1.7 Information by Holder. The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders, the Registrable Securities held by them, and the distribution proposed by such Holder or Holders as the Company may request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Section 1, and the refusal to furnish such information by any Holder or Holders shall relieve the Company of its obligations in this Section 1 with respect to such Holder or Holders. Furthermore, the Company shall have no obligation with respect to any registration requested pursuant to Section 1.3 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in the definition of “Initiating Holders” or “Form S-3 Initiating Holders,” whichever is applicable.

1.8	Indemnification.

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, directors, partners, members, legal counsel and accountants, and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification, or compliance has been effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular, or other document

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(including any related registration statement, notification, or the like), or any amendment or supplement thereto, incident to any such registration, qualification, or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (iii) any violation by the Company of the Securities Act or any rule or regulation promulgated under the Securities Act applicable to the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, directors, partners, legal counsel and accountants, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing, defending or settling any such claim, loss, damage, liability or action, as such expenses are incurred, provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to the Company by such Holder, any of such Holder’s officers, directors, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls and such underwriter and stated to be specifically for use therein. The Company shall not be required to indemnify any person against any liability arising out of the failure of any Holder or any person acting on behalf of a Holder to deliver a prospectus as required by the Securities Act. It is agreed that the indemnity agreement contained in this Section 1.8 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification, or compliance is being effected, indemnify the Company, each of its directors, officers, partners, members, legal counsel and accountants, and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, and each other such Holder and Other Stockholder, each of their officers, directors, members, and partners and each person controlling such Holder or Other Stockholder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular, or other document, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Company and such Holders, Other Stockholders, directors, officers, partners, legal counsel and accountants, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein, provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or

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liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided further that in no event shall any indemnity under this Section 1.8 exceed the gross proceeds received by such Holder in such offering.

(c) Each party entitled to indemnification under this Section 1.8 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1.8 unless the failure to give such notice is materially prejudicial to an Indemnifying Party’s ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(d) If the indemnification provided for in this Section 1.8 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any claim, loss, damage, liability or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claim, loss, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and the Indemnified party on the other in connection with the statements or omissions that resulted in such claim, loss, damage, liability, or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 1.8 were based solely upon the number of entities from whom contribution was requested or by any other method of allocation which does not take account of the equitable considerations referred to above. In no event shall any contribution by a Holder under this Section 1.8 exceed the gross proceeds received by such Holder in such offering.

(e) The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, and liabilities referred to above in this Section 1.8 shall be deemed

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to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim, subject to the provisions of Section 1.8(c). No person guilty of fraudulent misrepresentation (within the meaning of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(g) The obligations of the Company and Holders under this Section 1.8 shall survive the completion of any offering of Registrable Securities in a registration statement.

1.9 Expenses of Registration. All Registration Expenses incurred in connection with any registration effected pursuant to Sections 1.3, 1.4 or 1.5 and reasonable fees (up to a maximum of $40,000) for one counsel for the selling Holders shall be borne by the Company; provided, however, that if the Holders bear the Registration Expenses for any registration proceeding begun pursuant to Section 1.3 and subsequently withdrawn by the Holders registering shares therein, such registration proceeding shall not be counted as a requested registration pursuant to Section 1.3. Furthermore, in the event that a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 1.3, such registration proceeding shall not be counted as a requested registration pursuant to Section 1.3, even though the Holders do not bear the Registration Expenses for such registration. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of the registered securities included in such registration pro rata on the basis of the number of shares so registered.

1.10 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted Securities to the public without registration after such time as a public market exists for the Common Stock of the Company, the Company agrees to use best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144, at all times after the effective date that the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

(b) File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

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(c) So long as a Holder owns any Restricted Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of any other reporting requirements of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

1.11 Transfer of Registration Rights. The rights to cause the Company to register securities granted to any party hereto under Section 1 may be assigned by a Holder only to a transferee or assignee of not less than 250,000 shares of Registrable Securities (as appropriately adjusted for stock splits and the like) held by such Holder, or, in the case of Nomura European Investment Limited (“Nomura”), by Nomura to any of its Affiliates (as defined in Section 4.2) or to a fund managed by any of such Affiliates, provided that the Company is given written notice at the time of or within a reasonable time after said assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are being assigned, and, provided further, that the assignee of such rights assumes in writing the obligations of such Holder under this Section 1. Notwithstanding the foregoing, no such minimum share assignment requirement shall be necessary for an assignment to an affiliate of a Holder or by a Holder which is (A) a partnership to its partners or former or retired partners in accordance with partnership interests, (B) a limited liability company to its members or former or retired members in accordance with their interest in the limited liability company, or (C) to the Holder’s family member or trust for the benefit of an individual Holder.

1.12 Procedure for Underwriter Cutbacks. In any circumstance in which all of the Registrable Securities and Other Shares requested to be included in a registration on behalf of Holders and Other Stockholders, respectively, cannot be so included as a result of limitations of the aggregate number of shares of Registrable Securities and Other Shares that may be so included, the number of shares of Registrable Securities and Other Shares that may be so included shall be allocated among the Holders and Other Stockholders requesting inclusion of shares pro rata based upon the total number of Registrable Securities or Other Shares held by such Holders and Other Stockholders, respectively; provided, however, that such allocation shall not operate to reduce the aggregate number of Registrable Securities or Other Shares to be included in such registration if any Holder or Other Stockholder does not request inclusion of the maximum number of shares of Registrable Securities or Other Shares allocated to such Holder or Other Stockholder pursuant to the above-described procedure, in which case the remaining portion of his allocation shall be reallocated among those requesting Holders and Other Stockholders whose allocations did not satisfy their requests pro rata on the basis of total number of shares of Registrable Securities and Other Shares held by such Holders and Other Stockholders, and this procedure shall be repeated until all shares of Registrable Securities and Other Shares which may be included in the registration on behalf of the Holders and Other Stockholders have been so allocated. Notwithstanding anything else set forth herein or in any other agreement, the Company shall not limit the number of Registrable Shares to be included in

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a registration pursuant to this Agreement in order to include Other Shares, or in the case of registrations pursuant to Section 1.3 or 1.4 hereof, in order to include in such registration securities registered for the Company’s own account.

1.13 Standoff Agreement. In connection with the IPO and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder hereby agrees not to sell, make any short sale of, loan, pledge or otherwise hypothecate or encumber, grant any option for the purchase of, enter into any hedging or similar transaction with the same economic effect as a sale, or otherwise dispose of any securities of the Company (other than any disposed of in the registration and those acquired by the Holder in the registration or thereafter in open market transactions) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the IPO. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in this Section 1.13 with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred eighty (180) day period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 1.13 provided that (x) all officers and directors of the Company then holding Common Stock of the Company and (y) all stockholders holding in the aggregate at least 1% of the total equity of the Company, enter into similar agreements. Notwithstanding the foregoing, the 180-day period may be extended for up to such number of additional days as is deemed necessary by the Company or the managing underwriter to continue coverage by research analysts in accordance with FINRA Rule 2711 or any successor rule. The parties agreed that said underwriters are the intended third-party beneficiaries of this Section 1.13.

1.14 Termination of Rights. The rights of any particular Holder to cause the Company to register securities under Sections 1.3, 1.4 and 1.5 shall terminate with respect to such Holder upon the earlier of (i) five (5) years following the consummation of the IPO, or (ii) when such Holder can sell all of its Registrable Securities within a three (3)-month period pursuant to Rule 144, without reference to Rule 144(k).

1.15 Limitations of Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Registrable Securities held by the Investors, not including those shares of Registrable Securities held by GSK, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in Section 1.3(a) or within one hundred twenty (120) days after the effective date of any registration effected pursuant to Section 1.3; provided, for the avoidance of doubt, that the Registrable Securities held

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by GSK shall not be factored into the numerator or denominator used to calculate the percentage required for written consent pursuant to this Section 1.15.

2.	Right of First Refusal

2.1	Right of First Refusal.

(a) Right of First Refusal. Subject to the terms and conditions contained in this Section 2.1, the Company hereby grants to each Preemptive Rights Investor (as defined below) the right of first refusal to purchase (on the same terms and conditions and at the same price) such Preemptive Rights Investor’s Pro Rata Portion of any New Securities which the Company may, from time to time, propose to issue and sell. For the purposes of this Agreement, “Preemptive Rights Investor” means each Investor who holds not less than 1,400,000 shares of Registrable Securities (as adjusted for stock splits, combinations, reorganizations and the like).

(b) Notice of Right. The Company shall give written notice of the proposed issuance of New Securities to each Preemptive Rights Investor not later than twenty (20) days prior to issuance. Such notice shall contain all material terms and conditions of the issuance and of the New Securities. Each Preemptive Rights Investor may elect to exercise all or any portion of its rights under this Section 2.1 by giving written notice to the Company within fifteen (15) days after the Company’s notice stating therein the quantity of New Securities such Preemptive Rights Investor intends to purchase. If the consideration paid by others for the New Securities is not cash, the value of the consideration shall be determined in good faith by the Board of Directors, and any electing Preemptive Rights Investor that cannot for any reason pay for the New Securities in the form of non-cash consideration may pay the cash equivalent thereof, as determined by the Board of Directors. Each Preemptive Rights Investor shall have a right of overallotment such that, if any other Preemptive Rights Investor fails to exercise the right to purchase its full Pro Rata Portion of the New Securities, the other participating Preemptive Rights Investor may, before the date ten (10) days following the expiration of the fifteen (15) day period set forth above, exercise an additional right to purchase, on a pro rata basis, the New Securities not previously purchased by so notifying the Company, in writing, within such ten (10) day period. Subject to compliance with applicable securities laws, each Preemptive Rights Investor shall be entitled to apportion New Securities to be purchased among its partners and affiliates, provided that such Preemptive Rights Investor notifies the Company in writing of such allocation.

(c) Lapse and Reinstatement of Right. The Company shall have ninety (90) days following the periods described in Section 2.1(b) to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities with respect to which the Investors’ right of first refusal was not exercised, at a price and upon terms no more favorable to the purchasers of such securities than specified in the Company’s notice. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement), the Company shall

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not thereafter issue or sell any New Securities without first offering such securities to the Investors in the manner provided above.

2.2 Assignment of Right of First Refusal. The right of first refusal granted hereunder may not be assigned or transferred, except that such right is assignable (a) by each Investor to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by, or under common control with, any such Investor or, in the case of Nomura, to any of the related entities defined in Section 4.2; or (b) between and among any Investors.

2.2 Termination of Right of First Refusal. The right of first refusal granted under Section 2.1 of this Agreement shall expire immediately prior to the earlier of: (a) the consummation of the Company’s IPO; (b) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation), provided that the Company’s stockholders of record as constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity; or (c) sale or other conveyance of all or substantially all of the assets of the Company to an unaffiliated entity.

3. Affirmative Covenants of the Company. The Company hereby covenants and agrees as follows:

3.1 Detailed Financial Information.

(a) The Company will furnish to each Major Investor (as defined herein) the following reports; provided, that, for the purposes of this Agreement, “Major Investor” means each Investor who holds not less than 1,400,000 shares of Registrable Securities (as adjusted for stock splits, combinations, reorganizations and the like); provided, however, that no holder of Series B-2 Preferred Stock or Series B-3 Preferred Stock shall be considered a Major Investor for the purposes of this Agreement:

(i) Within twenty (20) days after the end of each calendar month (and for those calendar months that are the last month of the Company’s fiscal quarter), an unaudited consolidated balance sheet of the Company, as of the end of each such month, or quarter as appropriate, and unaudited consolidated statements of income and cash flows of the Company (each with a comparison to the Company’s budget), for such period, prepared in accordance with U.S. generally accepted accounting principles (except for the omission of footnotes) consistently applied, subject to changes resulting from normal year-end audit adjustments, and signed by the senior financial officer of the Company.

(ii) Within twenty (20) days after the end of each fiscal quarter, a summary capitalization table including all shares, option, warrant, and debt holders and the amount of securities and debt held by each holder.

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(iii) Within twenty (20) days prior to the start of each new fiscal year, a budget and summary operating plan for the fiscal year that has been approved by the Board of Directors.

(b) The Company will furnish to GSK, so long as GSK holds shares of Series B-2 Preferred Stock or shares of Series B-3 Preferred Stock, the following reports:

(i) Within twenty (20) days after the end of each of the Company’s fiscal quarter, an unaudited consolidated balance sheet of the Company, as of the end of such quarter, and unaudited consolidated statements of income and cash flows of the Company, for such period, prepared in accordance with U.S. generally accepted accounting principles (except for the omission of footnotes) consistently applied, subject to changes resulting from normal year-end audit adjustments, and signed by the senior financial officer of the Company.

(ii) Within twenty (20) days after the end of each fiscal quarter, a summary capitalization table including all shares, option, warrant, and debt holders and the amount of securities and debt held by each holder.

3.2 Annual Financial Statements. The Company will furnish to each Investor, within one hundred twenty (120) days after fiscal year end (subject to extension to one hundred and eighty (180) days by the approval of a majority of the Board of Directors, an audited consolidated balance sheet of the Company as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared by a nationally recognized accounting firm in accordance with U.S. generally accepted accounting principles consistently applied.

3.3 Company Confidential Information. Each Investor agrees to hold in confidence and trust and not to misuse or disclose any confidential information provided pursuant to this Section 3. The Company shall not be required to comply with this Section 3 in respect of any Investor whom the Company reasonably determines to be a competitor or an officer, employee, director, or greater than ten percent (10%) stockholder of a competitor; GSK acknowledges that it is a competitor for purposes of this Section 3 and the Company shall not be required to provide any sensitive or competitive information to GSK pursuant to this Agreement.

3.4 Inspection. The Company shall permit each Major Investor (except for a Holder reasonably deemed by the Company to be a competitor of the Company), at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.4 to provide access to any information which it reasonably considers to be a trade secret.

3.5 Observer Rights.

(a) Dr. Michael Clarke (“Dr. Clarke”) shall be entitled to notice of, to attend and to any documentation distributed to members before, during or after, all regular meetings of

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the Board of Directors (excluding all executive sessions and committee meetings thereof). Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude Dr. Clarke from any such regular meeting or portion thereof (so long as the Company notifies Dr. Clarke of such withholding and of any action taken by the Board of Directors as a result of such meeting) if access to such information or attendance at such meeting would, (a) in the judgment of the Company’s outside counsel, adversely affect the attorney-client privilege between the Company and its counsel or cause the Board of Directors to breach its fiduciary duties, or (b) in the good faith determination of the Board of Directors, involve a conflict of interest; provided, however, that if the Consulting Agreement, dated as of August 18, 2004, as amended effective as of November 1, 2005, is terminated for any reason, then the Company reserves the right to withhold any information and to exclude Dr. Clarke from any such regular meeting or portion thereof (so long as the Company notifies Dr. Clarke of such withholding and of any action taken by the Board of Directors as a result of such meeting) if access to such information or attendance at such meeting would, in the good faith determination of the Board of Directors, result in the disclosure of proprietary information regarding the Company’s intellectual property rights, the disclosure of which would have an adverse effect on the Company. The Company will use its commercially reasonable efforts to ensure that any withholding of information or any restriction on attendance is limited only to the extent necessary as set forth in the preceding sentence. Dr. Clarke shall not be (y) permitted to vote at any meeting of the Board, or (z) counted for purposes of determining whether or not there is sufficient quorum for the Board of Directors to conduct its business. Dr. Clarke shall hold all information received pursuant to this Agreement in the strictest confidence and trust, shall act in a fiduciary manner with respect to all information so provided, and shall not disclose the same to any third party nor use the same for any purpose. The Company shall not be obligated to reimburse any expenses incurred by Dr. Clarke in attending regular meetings of the Board.

(b) For so long as the Series B-1 Director nominated by Nomura pursuant to that certain Amended and Restated Voting Agreement (the “Voting Agreement”) between the Company and certain Investors of approximately even date herewith is not an employee of Nomura or an employee of an Affiliate of Nomura, Nomura shall be entitled to appoint one of its employees or an employee of one of its Affiliates (as defined in Section 4.2) to serve as a board observer in a non-voting capacity (the “Nomura Board Observer”). The Nomura Board Observer shall be entitled to receive notice of, to attend and to any documentation distributed to members before, during or after, all regular meetings of the Board of Directors (excluding all executive sessions and committee meetings thereof) at the same time as such materials are provided to the other Board members. Notwithstanding the foregoing, the Company reserves the right to withhold any information and to exclude the Nomura Board Observer from any such regular meeting or portion thereof (so long as the Company notifies the Nomura Board Observer of such withholding and of any action taken by the Board of Directors as a result of such meeting) if access to such information or attendance at such meeting would, (a) in the judgment of the Company’s outside counsel, adversely affect the attorney-client privilege between the Company and its counsel or cause the Board of Directors to breach its fiduciary duties, (b) in the good faith determination of the Board of Directors, involve a direct conflict of interest (over and above any conflicts of similar investor nominated directors), or (c) result in the disclosure of trade secrets. The Nomura Board Observer shall not be (y) permitted to vote at any meeting of the Board, or (z) counted for purposes of determining whether or not there is sufficient quorum

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for the Board of Directors to conduct its business. The Nomura Board Observer shall hold all information received pursuant to this Agreement in the strictest confidence and trust, shall act in a fiduciary manner with respect to all information so provided, and shall not disclose the same to any third party nor use the same for any purpose. The Company shall not be obligated to reimburse any expenses incurred by the Nomura Board Observer in attending regular meetings of the Board. A duplicate copy of all information provided to the director designated by Nomura pursuant to the Voting Agreement shall be provided concurrently to Nomura to the person and using the contact information provided pursuant to Section 4.4. Nomura shall hold all information received pursuant to this Agreement in the strictest confidence and trust, shall act in a fiduciary manner with respect to all information so provided, and shall not disclose the same to any third party nor use the same for any purpose.

3.6 Directors’ Compensation. The Company shall provide competitive compensation and shall reimburse the reasonable out-of-pocket expenses incurred to attend meetings of the Board or any committee thereof by non-employee industry executive Board members. In addition, the Company shall reimburse the reasonable out of pocket expenses incurred to attend meetings or any committee thereof by all other Board members.

3.7 Investors’ Counsel Expenses. The Company shall pay or promptly reimburse the reasonable legal fees and expenses of the Investors (a) up to $5,000 in the aggregate in each future financing of the Company, so long as gross proceeds to the Company from such future financing are greater than or equal to $1,000,000, and (b) up to $30,000 in the aggregate, in the case of a merger or sale of the Company prior to the IPO.

3.8 Option Pool Increase. The Investors acknowledge that, within ninety (90) days of the date hereof, the Board of Directors or the Compensation Committee thereof may determine, based on management’s input, an appropriate increase to the number of shares of Common Stock available for issuance pursuant to the Company’s Stock Incentive Plan (the “Plan”), and, if the Board approves such an increase (which will not cause the total number of shares available for the Plan to exceed fifteen percent (15%) of the total share capital of the Company on a fully diluted basis), the Company and the Investors shall undertake all necessary and appropriate actions to increase the number of shares of Common Stock available for issuance under the Company’s Stock Incentive Plan by such an amount as determined by the Board of Directors or the Compensation Committee thereof, including the timely delivery of a written consent voting such Investor’s shares of capital stock of the Company in favor of such increase.

3.9 Qualified Small Business Stock Reports. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder.

3.10 Director and Officer Insurance. Within ninety (90) days from the Closing (as defined in the Purchase Agreement), the Company will use its commercially reasonable efforts to obtain and maintain on an annual basis Director and Officer insurance at a level that its Board of Directors deems reasonable and appropriate for the Company.

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3.11 Waiver of Adjustments. In the event that the Company proposes to sell shares of its capital stock in a financing at a price per share less than the conversion price of the Series B-2 Preferred Stock then in effect (currently $2.13 per share), GSK may, but shall have no obligation to, consider, on a case by case basis, at its sole discretion, to reduce its Series B-2 Preferred conversion price to be equal to the then current Series B-1 Preferred conversion price (currently $1.70 per share) such that the Series B-2 Preferred anti-dilution adjustment will be affected the same as Series B-1 Preferred anti-dilution adjustment in such financing.

3.12 Termination of Covenants. All covenants of the Company set forth in Section 3 of this Agreement shall terminate and be of no further force or effect upon the earlier to occur of (a) the consummation of the Company’s IPO; (b) the acquisition of the Company by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, or consolidation), provided that the Company’s stockholders of record as constituted immediately prior to such transaction hold less than 50% of the voting power of the surviving or acquiring entity; or (c) the date on which the Company is required to file reports with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

4.	Miscellaneous.

4.1 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of California as applied to agreements to be performed entirely within California, without regard to choice of laws or conflict of laws provisions thereof.

4.2 Successors and Assigns. Except as otherwise specifically set forth in this Agreement, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. Nomura may assign, in whole or in part, its rights and delegate its obligations under this Agreement to any of its Affiliates (which shall include any entity managed or controlled directly or indirectly by Nomura Holdings, Inc.) or to a fund managed by any of such Affiliates. For purposes of this Agreement, the term “Affiliates” shall have the meaning set forth in Rule 501(b) of Regulation D under the Securities Act. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided by this Agreement.

4.3 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreements between the parties with regard to the subjects hereof. Without limiting the generality of the foregoing, this Agreement replaces and supersedes in its entirety the Prior Agreement. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought, unless otherwise provided.

4.4 Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand, by messenger, by commercial overnight

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courier (e.g., FedEx), or by confirmed facsimile, addressed (a) if to an Investor, at such Investor’s address set forth the signature pages of this Agreement, or at such other address as such Investor shall have furnished to the Company in writing, or (c) if to the Company, at its address set forth on the signature page of this Agreement addressed to the attention of the Chief Executive Officer, or at such other address as the Company shall have furnished to the Investors, with a copy to Mark Roeder, Esq., Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, facsimile: (650) 463-2600. Unless specifically stated otherwise, each such notice or other communication shall, for all purposes of this Agreement, be treated as follows: (a) if provided by mail, it shall be deemed to be delivered upon proper deposit in a mailbox, (b) if provided by facsimile, it shall be deemed to be delivered upon receipt by the sender of confirmation of facsimile transmission, (c) if delivered by hand or by messenger, it shall be deemed to be delivered upon actual delivery, and (d) if delivered via commercial overnight courier service, the next business day following pre-paid deposit for next business day delivery with such service. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

4.5 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default of another party under this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.6 Dispute Resolution Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and disbursements in addition to any other relief to which such party may be entitled.

4.7 Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile, each of which may be executed by less than all parties, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

4.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and

24

the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

4.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

4.10 Amendment and Waiver. Any provision of this Agreement may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company, the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Registrable Securities held by the Investors, not including those shares of Registrable Securities held by GSK; provided, for the avoidance of doubt, that the Registrable Securities held by GSK shall not be factored into the numerator or denominator used to calculate the percentage required for an amendment or waiver (either generally or in a particular instance and either retroactively or prospectively) pursuant to this Section 4.10; provided that no such amendment or waiver shall adversely affect any Investor in a different or disproportionate manner relative to the other Investors of the same class or series unless such amendment is agreed to in writing by such adversely affected Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each Investor and the Company. In addition, the Company may waive performance of any obligation owing to it, as to some or all of the Investors, or agree to accept alternatives to such performance, without obtaining the consent of any Investor.

4.11 Effect of Amendment or Waiver. The Investors and their successors and assigns acknowledge that by the operation of Section 4.10 hereof Investors holding at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Registrable Securities held by the Investors, not including those shares of Registrable Securities held by GSK, acting in conjunction with the Company, will have the right and power to diminish or eliminate any or all rights pursuant to this Agreement.

4.12 Aggregation of Stock. All shares of Preferred Stock and Common Stock of the Company held or acquired by affiliated entities or persons shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

4.13 Publicity. If the Company desires to issue a press release or make a public statement or announcement disclosing Genentech, Inc.’s (“Genentech”) investment in the Company or otherwise using Genentech’s name, it must first obtain Genentech’s written approval of the proposed release or announcement. The Company shall provide Genentech with no less than five business days to review and provide comment regarding any such proposed press release or publicity unless a shorter review time is agreed to by both parties.

4.14 Termination of Prior Agreement. Upon execution hereof by (a) the Company and (b) the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Registrable Securities held by the Investors (as defined in the Prior Agreement),

25

this Agreement shall supersede the Prior Agreement in its entirety, and the Prior Agreement shall be rendered void.

[REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

26

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY: ONCOMED PHARMACEUTICALS, INC.

By:	/s/ Paul J. Hastings
	Name:	Paul J. Hastings
	Its:	President and Chief Executive Officer

Address:

OncoMed Pharmaceuticals, Inc. 800 Chesapeake Drive Redwood City, CA, 94063 Attention: Paul Hastings, Chief Executive Officer Facsimile: (650) 298-8600

INVESTORS: ADAMS STREET V, L.P.

By:	Adams Street Partners, LLC, its General Partner

By:	/s/ Terry Gould
Name Terry Gould
Title Partner

Address:

FOR STOCK CERTIFICATES ONLY:

First Republic Trust Company

Attention: Tina Barton

Re: 0081

1230 Avenue of the Americas

2nd Floor

New York, NY 10020

ALL OTHER CORRESPONDENCE:

Adams Street V, L.P.

c/o Adams Street Partners, LLC

One North Wacker Drive, Suite 2200

Chicago, IL 60606-2807

Attn: Sejal Shah

Ph# (312) 553-7885

ADAMS STREET 2006 DIRECT FUND, L.P.

By:	ASP 2006 Direct Management, LLC, its General Partner

By:	Adams Street Partners, LLC, its Managing Member

By:	/s/ Terry Gould
Name Terry Gould
Title: Partner

Address:

FOR STOCK CERTIFICATES ONLY:

First Republic Trust Company

Attention: Tina Barton

Re: 0082

1230 Avenue of the Americas

2nd Floor

New York, NY 10020

ALL OTHER CORRESPONDENCE:

Adams Street 2006 Direct Fund, L.P.

c/o Adams Street Partners, LLC

One North Wacker Drive, Suite 2200

Chicago, IL 60606-2807

Attn: Sejal Shah

Ph# (312) 553-7885

BAY PARTNERS XI, L.P.

By:	Bay Management Company XI, LLC
Its:	General Partner

/s/ Atul Kapadia
Name: Atul Kapadia
Title: Manager

BAY PARTNERS XI PARALLEL FUND, L.P.

By:	Bay Management Company XI, LLC
Its:	General Partner

/s/ Atul Kapadia
Name: Atul Kapadia
Title: Manager

DE NOVO VENTURES II, L.P.

By:	De Novo Management II, LLC
Its:	General Partner

/s/ Frederick J. Dotzler
Name: Frederick J. Dotzler
Title: Managing Director

DELPHI VENTURES VIII, L.P.

By:	Delphi Management Partners VIII, LLC

/s/ Deepa R. Pakianathan
Name:	Deepika R. Pakianathan
Title:	Managing Member

Address:

3000 Sand Hill Road, 1-1135 Menlo Park, California 94025

DELPHI BIOINVESTMENTS VIII, L.P.

By:	Delphi Management Partners VIII, LLC

/s/ Deepa R. Pakianathan
Name:	Deepika R. Pakianathan
Title:	Managing Member

Address:

3000 Sand Hill Road, 1-1135 Menlo Park, California 94025

/s/ Edward Giles
EDWARD GILES

Address:	[Address]

/s/ Paul J. Hastings
PAUL J. HASTINGS

Address:

/s/ Tim Hoey
TIM HOEY

Address:	c/o OncoMed Pharmaceuticals, Inc. 800 Chesapeake Dr. Redwood City, CA 94063

/s/ Charles F. Hoyng
CHARLES F. HOYNG

Address:	Latham & Watkins LLP Attn: Charles F. Hoyng 140 Scott Drive Menlo Park, CA 94025 Fax: (650) 463-2600

INVESTOR:

By:	/s/ Jorge and Sandra Goldstein
Print Name(s):	Jorge and Sandra Goldstein

Address:

[Address]

LATTERELL VENTURE PARTNERS, L.P.

By:	Latterell Capital Management, L.L.C.
Its:	General Partner

By:	/s/ Patrick F. Latterell
Name:	Patrick F. Latterell
Its:	Managing Member

LATTERELL VENTURE PARTNERS II, L.P.

By:	Latterell Capital Management II, L.L.C.
Its:	General Partner

By:	/s/ Patrick F. Latterell
Name:	Patrick F. Latterell
Its:	Managing Member

LATTERELL VENTURE PARTNERS III, L.P.

By:	Latterell Capital Management III, L.L.C.
Its:	General Partner

By:	/s/ Patrick F. Latterell
Name:	Patrick F. Latterell
Its:	Managing Member

LVP ASSOCIATES, L.P.

By:	Latterell Capital Management III, L.L.C.
Its:	General Partner

By:	/s/ Patrick F. Latterell
Name:	Patrick F. Latterell
Its:	Managing Member

LVP III PARTNERS, L.P.

By:	Latterell Capital Management III, L.L.C.
Its:	General Partner

By:	/s/ Patrick F. Latterell
Name:	Patrick F. Latterell
Its:	Managing Member

Address:	One Embarcadero Center, Suite 4050
San Francisco, CA 94111

/s/ John Lewicki
JOHN LEWICKI

Address:

MENDELSON FAMILY TRUST

By:	/s/ Alan C. Mendelson
Name:	Alan C. Mendelson
Title:	Trustee

Address:	[Address]

MORGENTHALER PARTNERS VII, L.P.

By:	Morgenthaler Management Partners VII, LLC
Its:	Managing Partner

By:	/s/ James Broderick
Name:	James W. Broderick
Title:	Managing Member

Address:	2710 Sand Hill Road
Suite 100
Menlo Park, CA 94025

/s/ Michael Mulkerrin
MICHAEL MULKERRIN

Address:

NOMURA EUROPEAN INVESTMENT LIMITED
EXECUTED as a DEED by Denise	)
Pollard-Knight as attorney for	)
NOMURA EUROPEAN INVESTMENT	)	/s/ Denise Pollard-Knight
LIMITED under a power of attorney	)	Denise Pollard-Knight as attorney for NOMURA
dated 7 August 2008)		EUROPEAN INVESTMENT LIMITED

in the presence of:

Name of Witness:	M. Couper
Signature of Witness:	/s/ M. Couper
Address of Witness:

/s/ Mark Roeder
MARK V. ROEDER

Address:	Latham & Watkins LLP Attn: Mark V. Roeder 140 Scott Drive Menlo Park, CA 94025

Fax: (650) 463-2600

SMITHKLINE BEECHAM CORPORATION

By:	/s/ Carol Ashe
Name:	Carol Ashe
Title:	Vice President & Secretary

Attention: Corporate Secretariat SmithKline Beecham Corporation One Franklin Plaza (FP2355) 200 N. 16th Street Philadelphia, PA 19102 Telephone: 215-751-7657 Facsimile: 215-751-5349

With a copy to:

Attention: Vice President, Legal Operations (Corporate Functions – US)

GlaxoSmithKline

One Franklin Plaza (FP2355)

200 N. 16th Street

Philadelphia, PA 19102

Telephone: 215-751-4172

Facsimile: 215-751-5349

INVESTOR:

By:	/s/ Robert Sokohl
Print Name(s):	Robert Sokohl

Address:	[Address]

STEVEN AND CYNTHIA BENNER REVOCABLE TRUST

By:	/s/ Steven Benner
Name:	Steven Benner
Title:	Trustee

Address:	c/o OncoMed Pharmaceuticals, Inc. 800 Chesapeake Drive Redwood City, CA 94063

/s/ Matthew Strobeck
MATTHEW STROBECK

Address:

INVESTOR:

By:	/s/ Michael B Ray 10/17/08 Karen A Ray (10/17/08)
Print Name(s):	Michael B. Ray / Karen A. Ray

Address:	[Address]

TRIPLEPOINT CAPITAL LLC

By:
Its:

/s/ Jim Labe
Name: Jim Labe
Title: CEO

U.S. VENTURE PARTNERS VIII, L.P. USVP VIII AFFILIATES FUND, L.P. USVP ENTREPRENEUR PARTNERS VIII-A, L.P. USVP ENTREPRENEUR PARTNERS VIII-B, L.P.

By:	Presidio Management Group VIII, L.L.C.
Its:	General Partner

By:	/s/ Michael Maher
Name:	Michael P. Maher
Its:	Attorney-In-Fact

Address:	2735 Sand Hill Road
Menlo Park, CA 94025 Fax: (650) 854-3018

VERTICAL FUND I, L.P.

By:	The Vertical Group, L.P.
Its:	General Partner

By:	The Vertical Group GPHC, LLC
Its:	General Partner

By:	/s/ John E. Runnells
Name:	John E. Runnells
Its:	General Partner

VERTICAL FUND II, L.P.

By:	The Vertical Group, L.P.
Its:	General Partner

By:	The Vertical Group GPHC, LLC
Its:	General Partner

By:	/s/ John E. Runnells
Name:	John E. Runnells
Its:	General Partner

Address:	25 DeForest Avenue
Summit, NJ 07901
Attn: John E. Runnells

VP COMPANY INVESTMENTS 2008, LLC

VP COMPANY INVESTMENTS 2004, LLC

By:	/s/ Alan C. Mendelson
Name:	Alan Mendelson
Title:	Managing Member

Address:	c/o Chief Financial Officer
555 West Fifth Street, Suite 800
Los Angeles, CA 90013-1010

Fax: (213) 891-7123

WILLIAM AND KATHERINE WADDILL TRUST DATED JULY 26, 2006

By:	/s/ William Waddill
Name:	William D. Waddill
Title:	Trustee

Address:	[Address]

/s/ James N. Woody
JAMES N. WOODY, M.D., PH.D.

Address:	[Address]

EXHIBIT A

INVESTORS

Adams Street V, L.P.
Adams Street 2006 Direct Fund, L.P.
Latterell Venture Partners, L.P.
Latterell Venture Partners II, L.P.
Latterell Venture Partners III, L.P.
LVP III Associates, L.P.
LVP III Partners, L.P.
U.S. Venture Partners VIII, L.P.
USVP VIII Affiliates Fund, L.P.
USVP Entrepreneur Partners VIII-A, L.P.
USVP Entrepreneur Partners VIII-B, L.P.
The Vertical Fund I, LP
The Vertical Fund II, LP
Edward Giles
Genentech, Inc.
Morgenthaler Partners VII, L.P.
Dr. James N. Woody
Paul J. Hastings
Austin Guerney
John Lewicki
Tim Hoey
Martin H. Goldstein
Mary Jane Bedegi
VP Company Investments 2008, LLC
VP Company Investments 2004, LLC
Mendelson Family Trust
Charles F. Hoyng
Mark V. Roeder
The Board of Trustees of The Leland Stanford Junior University (Daper I)
Michael F. Clarke
William and Katherine Waddill trust dated July 26, 2000
Steven and Cynthia Benner Revocable Trust
Michael Mulkerrin
De Novo Ventures II, L.P.
Bay Partners XI, L.P.
Bay Partners Parallel Fund XI, L.P.
TriplePoint Capital LLC
SmithKline Beecham Corporation d/b/a GlaxoSmithKline
Nomura European Investment Limited
Jorge Goldstein
Michael Ray
Robert Sokohl
Matthew Strobeck Delphi Ventures VIII, L.P. Delphi BioInvestments VIII, L.P.